Exhibit 99.1

PRESS RELEASE

INNOSPEC APPOINTS CLAUDIA POCCIA AS NON-EMPLOYEE DIRECTOR

Englewood, CO – June 3, 2019 – Innospec Inc. (NASDAQ: IOSP) today announced that it has appointed Claudia Poccia as a non-employee director, effective July 1, 2019.

Claudia Poccia is a leading beauty industry expert with over 30 years of C-suite experience with such iconic companies as The Estée Lauder Companies; Shiseido; Gurwitch Products Inc.(Laura Mercier brand); and Avon Products, Inc. Currently, Ms. Poccia is serving as Chief Executive Officer of Dragonfly Sage, a strategic consultancy she founded to advise luxury lifestyle and beauty brands.

She has been appointed for an initial term until the 2020 Annual Stockholders Meeting and in connection with her appointment the Board of Innospec Inc has been expanded to eight members.

Milton C. Blackmore, the Chairman of Innospec, said, “We are delighted that Claudia will be joining our Board. Her extensive experience of the personal care industry will be invaluable as Innospec enters the next phase of developing our portfolio.”

“Innospec has developed a world-class reputation in the specialty chemicals industry as a trusted, innovative, ingredients supplier and valued business partner to an impressive client roster. I am very excited to join the board at such an exciting stage of growth and development for the company.” said Ms. Poccia. “I look forward to working with my fellow board members and leadership to unleash further opportunities in this next chapter of their strategic agenda.”

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 2000 employees in 23 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. The Fuel Specialties business specializes in manufacturing and supplying fuel additives that improve fuel efficiency, boost engine performance and reduce harmful emissions. Oilfield Services provides specialty chemicals to all elements of the oil & gas exploration and production industry. The Performance Chemicals business creates innovative technology-based solutions for our customers in the Personal Care, Home Care, Agrochemical, Mining and Industrial markets. Octane Additives produces octane improvers to enhance gasoline.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Such forward-looking statements include statements (covered by words like “expects,” “estimates,” “anticipates,” “may,” “believes,” “feels” or similar words or expressions, for example) which relate to earnings, growth potential, operating performance, events or developments that we expect or anticipate will or may occur in the future. Although forward-looking statements are believed by management to be reasonable when made, they are subject to certain risks, uncertainties and assumptions, and our actual performance or results may differ materially from these forward-looking statements. Additional information regarding risks, uncertainties and assumptions relating to Innospec and affecting our business operations and prospects are described in Innospec’s Annual Report on Form 10-K for the year ended December 31, 2018 and other reports filed with the U.S. Securities and Exchange Commission. You are urged to review our discussion of risks and uncertainties that could cause actual results to differ from forward-looking statements under the heading “Risk Factors” in such reports. Innospec undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Brian Watt

Innospec Inc.

+44-151-355-3611

Brian.Watt@innospecinc.com